DIRTT Reports Fourth Quarter 2024 Financial Results

CALGARY, Alberta, February 26, 2025 (GLOBE NEWSWIRE) – DIRTT Environmental Solutions Ltd. (“DIRTT”, the “Company”, “we”, “our”, “us” or “ours”) (TSX: DRT; OTC: DRTTF), a leader in industrialized construction, today announced its financial results for the three and twelve months ended December 31, 2024. All financial information in this news release is presented in U.S. dollars, unless otherwise stated.

Fourth Quarter 2024 Highlights and Recent Developments

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Revenue of $48.9 million, a decrease of $2.0 million or 4% from the same period in 2023, and a $5.5 million or 13% increase from the third quarter of 2024. Our annual revenue of $174.3 million was in line with the expected guidance range of $165–$175 million provided in the second quarter of 2024.
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Gross profit and gross profit margin improved to $17.5 million or 35.9% of revenue in the fourth quarter of 2024 from $19.2 million or 37.8% of revenue in the same period of 2023.
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Net income after tax and net income margin for the quarter of $4.0 million and 8.3%, respectively, compared to a net income after tax of $1.0 million and a net income margin of 1.9% in the fourth quarter of 2023.
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Adjusted EBITDA(1) of $5.5 million (11.2% of revenue), compared to $4.3 million (8.5% of revenue) in the fourth quarter of 2023. Our annual Adjusted EBITDA(1) of $15.4 million exceeded the guidance range provided in the second quarter of 2024 of $12–$15 million.
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Liquidity, comprising of cash equivalents and available borrowings, increased to $39.3 million at December 31, 2024 compared to $34.3 million at September 30, 2024 and $35.0 million at December 31, 2023.
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On November 26, 2024, the Company announced that Holly Hess Groos joined the Board of Directors and was appointed as the Chair of the Audit Committee.
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On December 18, 2024, the Company announced a normal course issuer bid for its common shares (the “Shares NCIB”), which commenced on December 20, 2024 and will terminate no later than December 19, 2025. The Shares NCIB permits DIRTT to acquire up to 7,515,233 of its common shares. All purchases will be made on the open market through the facilities of the Toronto Stock Exchange (“TSX”) at the market price of common shares at the time of acquisition. Any common shares acquired through the Shares NCIB will be immediately cancelled.
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On February 5, 2025, the US District Court for the Northern District of Utah redirected DIRTT’s lawsuit against Falkbuilt Ltd. (“Falkbuilt”) in Utah on procedural grounds to Canada. In DIRTT’s similar lawsuit against Falkbuilt in Canada, the Court of King's Bench of Alberta has scheduled an eight-week trial to commence February 2, 2026. With the Canadian trial commencing less than a year away, DIRTT is pursuing damages and losses it suffered in Canada, the United States, and abroad in the Court of King's Bench of Alberta.
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On February 13, 2025, the Company entered into a share repurchase agreement with NGEN III, LP (“NGEN”), pursuant to which the Company purchased for cancellation 3,920,844 common shares of DIRTT that were held by NGEN at a purchase price of $0.80 per NGEN Share (the “Share Repurchase”). The purchase price of $0.80 per share was a 1% discount to the market price on January 27, 2025. The common shares repurchased under the Share Repurchase were counted against DIRTT’s annual normal course issuer bid share limit, which is 3,422,494 common shares following the Share Repurchase. The Share Repurchase closed on February 14, 2025.
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On February 20, 2025, the Company extended its credit facility with the Royal Bank of Canada (“RBC”) to November 30, 2025 (the “RBC Facility”). As part of the extension, the borrowing base maximum has been increased from C$15 million to C$25 million. In addition, the RBC Facility includes a C$5 million letter of credit facility guaranteed by the Export Development of Canada. Pursuant to an agreement between RBC, the Company and a surety company, the Company now has access to a $15 million bonding facility, subject to an individual maximum of $5 million. Under the terms of the facility with the surety company, any bonds issued will be secured through letters of credit issued through the RBC Facility.

(1) See “Non-GAAP Financial Measures”

Management Commentary

Benjamin Urban, chief executive officer, remarked “In early January, we finalized our 2025 budget, which includes investing in our commercial organization, innovation, talent and our proprietary software, ICE. We believe the risk of tariffs and pressure on construction in North America further solidifies our value propositions and the reasons to build with DIRTT. Additionally, we are pleased to have a trial date for the Falkbuilt Litigation of February 2, 2026. With the trial less than a year away, DIRTT is pursuing damages and losses suffered in Canada, the United States, and abroad in the Court of King's Bench of Alberta. The Canadian Court will determine whether Falkbuilt, Mogens Smed, Barrie Loberg and others wrongfully caused DIRTT to suffer damages, which could exceed $50 million. We are confident in the strength of our case.”

Fareeha Khan, chief financial officer, added “Our annual revenue and Adjusted EBITDA(1) results were on the higher end of the guidance range we provided in the second quarter of 2024. During 2024, we decreased our long-term debt by over 50%; at December 31, 2024, our cash balances exceeded our long-term debt balance. We are focused on continuing to strengthen our balance sheet and on increasing shareholder value. Looking to 2025, our focus is to execute our strategy and to be prepared in the eventuality of potential tariffs and related cautionary macroeconomic scenarios.”

Fourth Quarter 2024 Results

Fourth quarter 2024 revenue was $48.9 million, a decrease of $2.0 million, or 4% from $50.9 million for the same period in 2023. The decrease in revenue, as compared to the same period of 2023, was primarily the result of a higher volume of large projects completed in the fourth quarter of 2023. Full year 2024 revenue was in line with the expected guidance range of $165 million to $175 million provided in the second quarter of 2024.

Gross profit and gross profit margin for the quarter ended December 31, 2024 was $17.5 million or 35.9% of revenue, a decrease from $19.2 million or 37.8% of revenue for the same period of 2023. Adjusted Gross Profit and Adjusted Gross Profit Margin (see “Non-GAAP Financial Measures”) was $19.0 million or 38.8% of revenue. This represents a decrease from $20.1 million or 39.5% of revenue in the fourth quarter of 2023. These decreases in Adjusted Gross Profit Margin are the result of lower revenues and a $0.7 million increase to our inventory obsolescence provision.

Sales and marketing expenses decreased by $1.2 million to $5.8 million for the quarter ended December 31, 2024, from $6.9 million for the quarter ended December 31, 2023. The decrease was driven by a $0.5 million decrease in salaries and benefits costs due to lower headcount, a $0.5 million decrease in commissions as a result of lower revenue and a $0.3 million decrease in building expenses, offset by a $0.1 million increase in other individual costs.

General and administrative expenses decreased by $0.5 million to $5.1 million for the quarter ended December 31, 2024, from $5.7 million for the quarter ended December 31, 2023. The decrease was driven by a $0.4 million decrease in costs of our facilities, a $0.4 million decrease in office costs and a $0.1 million decrease in salaries and benefits costs, offset by a $0.5 million increase in professional services costs related to the Shares NCIB as well as higher litigation costs.

Operations support expenses decreased by $0.4 million from $2.3 million for the quarter ended December 31, 2023, to $1.9 million for the quarter ended December 31, 2024. This decrease was primarily due to a decrease in salaries and benefits costs.

Technology and development expenses decreased by $0.5 million to $1.3 million for the quarter ended December 31, 2024, from $1.8 million for the quarter ended December 31, 2023, primarily related to decreased salaries and benefits costs during the fourth quarter of 2024.

Stock-based compensation expense for the three months ended December 31, 2024 was $1.1 million compared to $(0.2) million in the same period of 2023. The increase in this expense was largely due to a higher number of restricted share units (“RSUs”) outstanding in 2024 compared to 2023 as well as higher share prices throughout the year at times of grant of RSUs and deferred share units.

Foreign exchange gain for the three months ended December 31, 2024 was $2.1 million compared to a loss of $0.6 million in the same period of 2023, due to the weakening of the Canadian dollar relative to the U.S. dollar. Approximately 60% of the Company’s costs are incurred in Canadian dollars.

Interest expense decreased by $0.8 million from $1.3 million for the fourth quarter of 2023 to $0.5 million for the fourth quarter of 2024. This decrease is largely due to repayment of debt throughout the year ended December 31, 2024.

Net income after tax for the fourth quarter of 2024 was $4.0 million compared to a $1.0 million net income after tax for the same period of 2023. The increase in net income is primarily the result of a $2.0 million decrease in operating expenses (significantly, operating expenses in the fourth quarter of 2023 included a $0.8 million impairment charge on the Rock Hill facility which was not repeated in the fourth quarter of 2024), a $2.6 million increase in foreign exchange gain, a $0.8 million decrease in interest expense and a $0.3 million decrease in tax expense. These benefits were offset by a $1.7 million decrease in gross profit, and a $1.0 million decrease of gain on sale of software and patents which resulted from the completion of the knowledge transfer to Armstrong World Industries that occurred in the fourth quarter of 2023 and was not repeated in 2024.

Adjusted EBITDA (see “Non-GAAP Financial Measures”) for the quarter was $5.5 million, an improvement of $1.2 million from $4.3 million for the fourth quarter of 2023. Adjusted EBITDA Margin (see “Non-GAAP Financial Measures”) for the quarter was 11.2% of revenue, an improvement of 2.7% from 8.5% of revenue for the fourth quarter of 2023. Improvements in Adjusted EBITDA and Adjusted EBITDA Margin for the quarter were due to the above noted reasons.

Outlook

The segment of construction that DIRTT operates in represents a $40 billion addressable market with increasing expansion opportunities. DIRTT continues to capture more market share by solving construction’s key challenges through innovative product development, technology-enabled efficiency, and a simplified installation process. Adoption of offsite, prefabricated construction is accelerating due to sustainability goals, trade labor shortages, and rising costs. DIRTT pioneered its unique construction method over 20 years ago and remains able to deliver schedule acceleration, cost certainty, unlimited aesthetic customization, and an end product that can be repurposed and reused to minimize waste. Everything we manufacture is de-mountable and infinitely re-configurable to adapt to the ever-changing needs of our customers.

Last quarter, we shared our strategic priorities through 2027, including revenue growth, continued expansion of DIRTT’s proprietary ICE software, accelerated innovation, and investment in talent. In the fourth quarter of 2024, we continued mapping our path to growth with a focus on innovating how we go to market. Our primary source of revenue remains our extensive network of independent DIRTT Construction Partners (“Construction Partners” or “Partners”). While we continue to develop and expand this network, including advancing 15 Partners to a higher status tier in 2025, we are also mapping additional growth paths to unlock greater pipeline. For example, we believe there are geographic areas of North America that lack sufficient coverage by our existing network into which we can expand and we are also expanding our offering to include more estimating, pre-construction, and installation services, both directly and through Partners. In 2024, we launched an additional go-to-market channel called Integrated Solutions. This team provides sales, design, estimating, and project delivery services with our Construction Partners and DIRTT sales representatives. Integrated Solutions increases our sales network’s capacity as well as targets revenues in channels without existing coverage. There are three key opportunity areas Integrated Solutions is focusing on; diversifying our customer profile, increasing volumes in smaller markets, and expanding into new sectors. Through these efforts, Integrated Solutions aims to simplify our go-to-market strategy and increase access to DIRTT’s portfolio of products.

Raw material prices continue to increase and on February 11, 2025, we announced a price increase of 5% on all orders placed after March 18, 2025, and price adjustments on certain products in response to market feedback and to mitigate the impact of these rising costs.

We continue to advance our ICE offering, including the addition of several new features that streamline processes and reduce customer inquiries. In response to user feedback, we optimized the ICE Manager application to improve the interface and added an “Early Access” feature to allow beta testers and developers to access applications for further testing and improvement. An update in December 2024 introduced itemized part pricing and automated casework plan details, saving DIRTT 50 to 75 hours per week in designer time and improving efficiency for customers. We continue to evaluate artificial intelligence (“AI”) for software development, including catalogue creation. DIRTT is evaluating a code generative AI resource to develop a web-based freight quoting tool, with the potential to save approximately 200 hours of development time and remove a manual touch-point for our customers.

DIRTT has made significant strides with product innovation and partnerships. For example, the COVE™, our low-acuity solution for emergency departments, officially launched in November 2024 and is already earning significant industry recognition. In addition to previously announced product awards from the 2024 Healthcare Facilities Symposium and Expo, we were recently awarded the Gold Touchstone Award from the Center for Health Design, and will be recognized in March at the 2025 International Summit & Exhibition on Health Facility Planning, Design & Construction PDC Summit. In the fourth quarter of 2024, we also released curved solid corners for our solid wall solution, which is already seeing strong demand with active project quotes in the market. We are also innovating our market approach through strategic partnerships. In December 2024, DIRTT joined the Siemen’s Xcelerator program to further drive our digital transformation in the construction sector by leveraging automation, Internet of Things and digital twin technology to seamlessly connect our physical assets with their digital counterparts. This will help enable continuous monitoring, predictive maintenance, optimized space utilization, and enhanced process efficiency.

We have a bold operations goal of zero defects, missed deliveries, and workplace injuries. In 2024, DIRTT's on time in full (OTIF) delivery performance was 99.1%, the highest in our history. We also achieved a total recordable incident rate (TRIF) of 0.82 for 2024, which is 80% below the industry average.

Through the fourth quarter of 2024, the US economy continued its economic expansion post-COVID with inflation reaching closer to the Federal Reserve 2% target. The recent pause in interest rate cuts by the Federal Reserve highlights a commitment to reaching a 2% target. The new administration in the United States has expressed support for deregulation, lower taxes, and creating a favorable economic climate for businesses in America. Return to office mandates have increased, with financial services and technology leading the way. Additionally, a favorable environment for mergers and acquisitions will be an additional demand driver for interior construction. The Kastle Systems weekly occupancy index continues to trend upwards. On the other hand, recent reports of Department of Government Efficiency suggests there may be decreased demand on our General Services Administration Contract, which represented less than 0.6% of our revenues in 2024. The impact of these various developments on our business is uncertain.

We see continued demand growth in our healthcare segment with national spending growing significantly since pre-COVID and are dedicating resources to capture this trend. Similarly, national education construction spending surpassed its pre-COVID highs in 2024. Overall, excluding the tariff risk described below, we are observing a supportive macro-economic environment in the United States that we believe will support increasing demand of our products.

The announcement in February 2025 of a 25% tariff on all Canadian imports into the U.S., and Canada’s subsequent announcement of retaliatory tariffs on U.S. good imported into Canada, has created uncertainty across multiple sectors, including the construction industry. While Canada and the U.S. have agreed to delay the imposition of such tariffs until March 6, 2025, the ultimate extent and duration of such tariffs is unknown, and significant uncertainty continues to exist in respect of future tariffs or other trade barriers in general. In addition, on February 10, 2025, an Executive Order was issued by the White House imposing 25% tariffs on steel and aluminum entering the U.S., effective March 12, 2025. As at the date hereof, the outcome and extent of these tariffs is uncertain. 92% of DIRTT’s raw materials are from North America, and DIRTT has manufacturing facilities both in the U.S. and Canada. Our Canadian facilities import some raw materials from the U.S., and our U.S. facilities import some raw materials from Canada. While tariffs would have a cost impact on our business, we believe our presence in both Canada and the U.S. provides us with strategic flexibility. We have been, and continue to be, proactively preparing for potential tariffs and we believe that we have multiple paths to mitigate the impact of tariffs on our business, including alternative material sourcing and manufacturing locations.

We are maintaining our previously provided 2025 guidance, which is set forth below. Given the significant uncertainty surrounding tariffs, our 2025 guidance may not be realized should any significant tariff impacts arise subsequent to the date hereof.

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2025 Revenue: $194 to 209 million
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2025 Adjusted EBITDA: $18 to 25 million

We finalized our 2025 budget in early January 2025. We plan to increase our capital expenditure by more than 50% from 2024, as we continue to invest in improving efficiencies in our plants, investing in our DXC footprint and investments in ICE.

Conference Call and Webcast Details

A conference call and webcast for the investment community is scheduled for February 27, 2025 at 08:00 a.m. MDT (10:00 a.m. EDT). The call and webcast will be hosted by Benjamin Urban, chief executive officer, and Fareeha Khan, chief financial officer.

The call is being webcast live on the Company’s website at dirtt.com. Alternatively, click here to listen to the live webcast. The webcast is listen-only.

A webcast replay of the call will be available on DIRTT’s website.

Statement of Operations

(Unaudited - Stated in thousands of U.S. dollars)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Product revenue	47,970	49,814	169,660	176,919
Service revenue	920	1,119	4,653	5,012
Total revenue	48,890	50,933	174,313	181,931

Product cost of sales	30,879	31,199	107,468	119,728
Service cost of sales	472	496	2,470	2,661
Total cost of sales	31,351	31,695	109,938	122,389
Gross profit	17,539	19,238	64,375	59,542

Expenses
Sales and marketing	5,773	6,933	22,938	25,235
General and administrative	5,112	5,652	19,903	21,655
Operations support	1,907	2,268	7,438	7,832
Technology and development	1,281	1,765	5,262	5,820
Stock-based compensation	1,060	(237)	2,965	2,306
Reorganization	169	152	1,113	3,009
Impairment charge on Rock Hill facility	-	764	530	8,716
Related party expense	-	-	-	1,524
Total operating expenses	15,302	17,297	60,149	76,097

Operating income (loss)	2,237	1,941	4,226	(16,555)
Gain on extinguishment of debt	17	-	10,426	-
Foreign exchange gain (loss)	2,057	(567)	2,974	(626)
Interest income	275	219	1,587	490
Interest expense	(471)	(1,291)	(3,995)	(4,927)
Government subsidies	-	-	-	236
Gain on sale of software and patents	-	985	-	7,130
	1,878	(654)	10,992	2,303
Net income (loss) before tax	4,115	1,287	15,218	(14,252)
Income taxes
Current and deferred income tax expense	77	332	448	332
	77	332	448	332
Net income (loss) after tax	4,038	955	14,770	(14,584)

Net income (loss) per share
Net income (loss) per share - basic	0.02	0.01	0.08	(0.13)
Net income (loss) per share - diluted	0.02	0.01	0.07	(0.13)

Weighted average number of shares outstanding (in thousands)
Basic	193,399	119,369	190,542	116,135
Diluted	241,151	119,369	240,239	116,135

Non-GAAP Financial Measures

Our Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These GAAP financial statements include non-cash charges and other charges and benefits that we believe are unusual or infrequent in nature or that we believe may make comparisons to our prior or future performance difficult.

As a result, we also provide financial information in this news release that is not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. Management uses these non-GAAP financial measures in its review and evaluation of the financial performance of the Company. We believe that these non-GAAP financial measures also provide additional insight to investors and securities analysts as supplemental information to our GAAP results and as a basis to compare our financial performance period-over-period and to compare our financial performance with that of other companies. We believe that these non-GAAP financial measures facilitate comparisons of our core operating results from period to period and to other companies by removing the effects of our capital structure (net interest income on cash deposits, interest expense on outstanding debt and debt facilities, or foreign exchange movements), asset base (depreciation and amortization), the impact of under-utilized capacity on gross profit, tax consequences, reorganization expense, unusual or infrequent charges or gains (such as gain on sale of software and patents, gain on extinguishment of debt, and impairment charges), stock-based compensation, related party expense, and government subsidies. We remove the impact of foreign exchange gain (loss) from Adjusted EBITDA. Foreign exchange gains and losses can vary significantly period-to-period due to the impact of changes in the U.S. and Canadian dollar exchange rates on foreign currency denominated monetary items on the balance sheet and are not reflective of the underlying operations of the Company. In periods where production levels are abnormally low, unallocated overheads are recognized as an expense in the period in which they are incurred. In addition, management bases certain forward-looking estimates and budgets on non-GAAP financial measures, primarily Adjusted EBITDA. We have not reconciled forward-looking non-GAAP measures, including Adjusted EBITDA guidance, to its corresponding GAAP measures due to the high variability and difficulty in making accurate forecasts and projections, particularly with respect to non-operating income and expenditures, which are difficult to predict and subject to change.

Government subsidies, depreciation and amortization, stock-based compensation expense, reorganization expense, foreign exchange gains and losses, gain on extinguishment of debt, impairment charges, gain on sale of software and patents, net interest income on cash deposits, interest expense on outstanding debt and debt facilities, tax expense, and related party expense are excluded from our non-GAAP financial measures because management considers them to be outside of the Company’s core operating results, even though some of those receipts and expenses may recur, and because management believes that each of these items can distort the trends associated with the Company’s ongoing performance. We believe that excluding these receipts and expenses provides investors and management with greater visibility to the underlying performance of the business operations, enhances consistency and comparativeness with results in prior periods that do not, or future periods that may not, include such items, and facilitates comparison with the results of other companies in our industry.

The following non-GAAP financial measures are presented in this news release, and a description of the calculation for each measure is included.

Adjusted Gross Profit	Gross profit before deductions for depreciation and amortization
Adjusted Gross Profit Margin	Adjusted Gross Profit divided by revenue
EBITDA	Net income before interest, taxes, depreciation, and amortization
Adjusted EBITDA

EBITDA adjusted to remove foreign exchange gains or losses; impairment charges; reorganization expenses; stock-based compensation expense; government subsidies; unusual or infrequent charges and gains such as gain on sale of software and patents and gain on extinguishment of debt; related party expense; and any other non-core gains or losses
Adjusted EBITDA Margin	Adjusted EBITDA divided by revenue

You should carefully evaluate these non-GAAP financial measures, the adjustments included in them, and the reasons we consider them appropriate for analysis supplemental to our GAAP information. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider any of these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. You should also be aware that we may recognize income or incur expenses in the future that are the same as, or similar to, some of the adjustments in these non-GAAP financial measures. Because these non-GAAP financial measures may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation for the three and twelve months ended December 31, 2024 and 2023 of EBITDA and Adjusted EBITDA to our net income (loss) after tax, and of Adjusted EBITDA Margin to net income (loss) margin, which are the most directly comparable GAAP measure for the periods presented:

(Unaudited - Stated in thousands of U.S. dollars)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
	($ in thousands)		($ in thousands)
Net income (loss) after tax for the period	4,038	955	14,770	(14,584)
Add back (deduct):
Interest expense	471	1,291	3,995	4,927
Interest income	(275)	(219)	(1,587)	(490)
Income tax expense	77	332	448	332
Depreciation and amortization	2,033	1,718	6,575	8,934
EBITDA	6,344	4,077	24,201	(881)
Foreign exchange (gain) loss	(2,057)	567	(2,974)	626
Stock-based compensation	1,060	(237)	2,965	2,306
Reorganization expense(3)	169	152	1,113	3,009
Gain on extinguishment of convertible debt(3)	(17)	-	(10,426)	-
Impairment charge on Rock Hill facility(3)	-	764	530	8,716
Gain on sale of software and patents(3)	-	(985)	-	(7,130)
Related party expense(2)	-	-	-	1,524
Government subsidies(3)	-	-	-	(236)
Adjusted EBITDA	5,499	4,338	15,409	7,934
Net Income (Loss) Margin(1)	8.3%	1.9%	8.5%	(8.0%)
Adjusted EBITDA Margin	11.2%	8.5%	8.8%	4.4%

(1) Net income (loss) after tax divided by revenue.

(2) The related party transaction is a non-recurring transaction that is not core to our business and is excluded from the Adjusted EBITDA calculation (refer to Note 24 of the consolidated financial statements).

(3) Reorganization expenses, the gain on sale of software and patents, the gain on extinguishment of convertible debt, the impairment charge on the Rock Hill facility and government subsidies are not core to our business and are therefore excluded from the Adjusted EBITDA calculation (refer to Note 4, Note 5, Note 6 and Note 7 of the consolidated financial statements).

The following table presents a reconciliation for the three and twelve months ended December 31, 2024 and 2023 of Adjusted Gross Profit to our gross profit and Adjusted Gross Profit Margin to gross profit margin, which are the most directly comparable GAAP measures for the periods presented:

(Unaudited - Stated in thousands of U.S. dollars)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
	($ in thousands)		($ in thousands)
Gross profit	17,539	19,238	64,375	59,542
Gross profit margin	35.9%	37.8%	36.9%	32.7%
Add: Depreciation and amortization expense	1,441	869	3,953	5,525
Adjusted Gross Profit	18,980	20,107	68,328	65,067
Adjusted Gross Profit Margin	38.8%	39.5%	39.2%	35.8%

Special Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” within the meaning of “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934 and “forward-looking information” within the meaning of applicable Canadian securities laws. All statements, other than statements of historical fact included in this news release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this news release, the words “anticipate,” “believe,” “expect,” “estimate,” “intend,” “plan,” “project,” “outlook,” “may,” “will,” “should,” “would,” “could,” “can,” “continue,” the negatives thereof, variations thereon and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. In particular and without limitation, this news release contains forward-looking information pertaining to the effect of our strategic priorities on increasing value creation; the application of our processes and technology and the benefits therefrom, forecast operating and financial results, including 2025 revenue, and the impact of certain cost-saving measures, including the development, timing and success of strategic accounts, the outcome of non-dilutive strategy initiatives, the competitiveness of the Company’s solutions, the liquidity and capital resources of the Company, the effects that current claims against the Company and expiring patents will have on the Company’s business, financial condition, results of operations and growth prospects; the adaptability and lifespan of our products; the effect of tariffs on our business, including on our 2025 guidance, and our ability to mitigate any such effects; our beliefs about future revenue and Adjusted EBITDA, and the timing thereof; potential cost savings as a result of using artificial intelligence technology; project delivery and the timing thereof; our goals relating to defects, deliveries and workplace injuries; capital expenditures and allocation; our executive management team; the outcome of the Falkbuilt Litigation; general economic conditions; the new administration in the United States and potential policies implemented or stances taken by such new administration; our ability to weather economic conditions and invest in technology, commercial organizations, innovation and talent; and the effect that sustainability-related building standards established by organizations, such as, the U.S. Green Building Council, International Living Future Institute, and the International WELL Building Institute, among others, will have on demand for our products, systems and services in the U.S. market.

Forward-looking statements are based on certain estimates, beliefs, expectations, and assumptions made in light of management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors that may be appropriate.

Forward-looking statements necessarily involve unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from those contained in, or expressed or implied by such statements. Due to the risks, uncertainties, and assumptions inherent in forward-looking information, you should not place undue reliance on forward-looking statements. Factors that could have a material adverse effect on our business, financial condition, results of operations and growth prospects include, but are not limited to, risks described under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission and applicable securities commissions or similar regulatory authorities in Canada on February 26, 2025.

Our past results of operations are not necessarily indicative of our future results. You should not place undue reliance on any forward-looking statements, which represent our beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. We undertake no obligation to update these forward-looking statements, even though circumstances may change in the future, except as required under applicable securities laws. We qualify all of our forward-looking statements by these cautionary statements.

About DIRTT Environmental Solutions

DIRTT is a leader in industrialized construction. DIRTT’s system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the workplace, healthcare, education, and public sector markets, DIRTT’s system provides total design freedom, and greater certainty in cost, schedule, and outcomes. DIRTT's interior construction solutions are designed to be highly flexible and adaptable, enabling organizations to easily reconfigure their spaces as their needs evolve. Headquartered in Calgary, AB Canada, DIRTT trades on the Toronto Stock Exchange under the symbol “DRT”.

FOR FURTHER INFORMATION PLEASE CONTACT ir@dirtt.com